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                                                                   EXHIBIT 3.155

                                STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                            FILED 11:30 AM 10/05/2001
                               010496903 - 3443150

                            CERTIFICATE OF FORMATION

                                       OF

                      PRAIRIE STATE GENERATING COMPANY, LLC

         1. The name of the limited liability company is

                             PRAIRIE STATE GENERATING COMPANY, LLC

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. (Insert any other matters the members determine to include herein. For instance, this Certificate may be made effective on a date or time later than that of filing. If a later effective date is desirable, set forth as an additional item: "This Certificate of formation shall be effective on ___________.")

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Prairie State Generating Company, LLC this 5th day of October, 2001.

                                                         /s/ JEFFERY L. KLINGER
                                                         -----------------------
                                                             Jeffery L. Klinger
                                                             Organizer